Exhibit 21.1

HAPPINESS BIOTECH GROUP LIMITED

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Jurisdiction of Incorporation or Organization	Incorporation Time

Happiness Biology Technology Group Ltd.	Hong Kong	Incorporated on March 5, 2018

Happiness (Nanping) Biotech Co., Ltd.	People’s Republic of China	Incorporated on June 1, 2018

Fujian Happiness Biotech Co., Ltd.	People’s Republic of China	Incorporated on November 19, 2004

Shunchang Happiness Nutraceutical Co., Ltd.	People’s Republic of China	Incorporated on May 19, 1998